Nebulai

The Nebulai Marketplace — Decentralized Solutions and Talent Marketplace (DSTM)


Nebulai
Decentralized Solutions & Talent Marketplace

Invest

$99.36 minimum investment

DEADLINE: April 28, 2023

in a month

SHARE PRICE

$0.92

TOTAL RAISED

$118,555

VALUATION

$5,428,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

We envision **Nebulai** to be the **next-generation blockchain marketplace** platform that will be used by enterprises as the main ecosystem to commerce and innovate with **technology solutions & talent.**

Nebulai's mission is to **bridge** the **digital silos** occurring in the **technology industry** where talent platforms, solution marketplaces, investor networks, and customer challenges remain to be **disconnected** and **without a single ecosystem** where they can all **meet and do business seamlessly**.

We are **passionate** about the potential **societal** and **economic impact** that a decentralized marketplace can drive by increasing fairness, reducing bias, and creating more inclusion in the technology space.

Our **marketplace** aims to **connect** emerging market **technology solutions** and **talent** to **new markets** while reducing the risks of transacting across borders with lower transaction fees, increased security, transparency, and efficiency.

The **Nebulai Marketplace** allows for the **creation** and **monetization** of technology solutions while protecting all its stakeholders from abuse, bias, and intermediation.

OFFERING HIGHLIGHTS

We are working towards developing a Decentralized Marketplace that:

- Is looking to disrupt a **$17 trillion B2B market opportunity** (Source: McKinsey) with an expected $6.8 trillion worldwide spending on digital transformation by 2023 (Source: IDC) and a $4.4M in 2022 (Source: IDC) with $1.3 trillion Emerging Technologies spending (Source: IDC)
- **Connects and democratizes access to technology solutions & talent** through a fair and secure marketplace to break down the existing silos in the technology space, driving innovation and allowing for IP monetization
- **Allows for the creation of technology ecosystems** around Blockchain, AI, Industry 4.0, and Cybersecurity representing the fastest growing technology areas and greatest opportunities for our Marketplace
- **Promotes highly skilled talent** from around the world to have **equal opportunity** to participate in projects big and small with low transaction fees and without intermediation

THE NEBULAI MARKETPLACE



The **Nebulai's Marketplace** aims to provide **organizations**, **solution providers**, **investors**, and **talent** a single platform where they can find and contract technology solutions and talent. Our marketplace creates a way to automatically procure, contract, and fund digital transformation projects by reducing conflict, legal costs, and increasing time to innovation.

Our Marketplace is a **catalyst platform** that allows organizations to **find** and **connect** with technology solutions providers and highly skilled talent by reducing partner risk, allowing faster solution development, more efficient talent acquisition, and monetization of Intellectual Property (IP).

Organizations and solution providers could use our Marketplace to fund their projects through traditional and Decentralized Finance (DeFi) allowing for new and faster ways to access capital to innovate and increase their time to market.

In addition, Nebulai allows new talent from universities, businesses, or individuals to join the digital economy by participating in the development of solutions and IP that can be monetized in the Marketplace while being properly compensated for their efforts and promoting diversity and inclusion in the technology space.

BUSINESS MODEL

Our business model is based on transaction fees, intellectual property monetization, added services, and premium subscriptions.


Companies
Issue Projects
Buy Solutions & Talent
Fund Projects & IP
Fund Intellectual Property
Investors
Nebulai
DSTM
Sell Skills & Create IP
Work on Projects
Talent
Sell Solutions & Create IP
Work on Projects
Solution Providers
How we plan to make money
• Transaction Fees
• Intellectual Property
• Added Services
• Premium Subscriptions


Companies
Issue Projects
Buy Solutions & Talent
Fund Projects & IP
Fund Intellectual Property
Investors
Nebulai
DSTM
Sell Skills & Create IP
Work on Projects
Talent
Sell Solutions & Create IP
Work on Projects
Solution Providers
How we plan to make money
• Transaction Fees
• Intellectual Property
• Added Services
• Premium Subscriptions

Note: Please be aware that this company is at the pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management.

- **Transaction fees**: Monetize any transactions processed by the Marketplace including projects, solutions, talent, and funding requests.
- **Intellectual property**: Identify gaps in the Technology space to develop new solutions using our marketplace to later publish them for added monetization opportunities.

- **Added services**: Provide end-to-end consulting and support to organizations through strategic partnerships with System Integrators and Consulting Firms.
- **Premium Subscriptions**: Provide a set of premium functionality that will give users access to new features, datasets, and prediction capabilities using Artificial Intelligence.

GO TO MARKET

We also plan to target organizations with more than $10M in yearly revenues across the Blockchain, Technology, Manufacturing, and Telecommunications industries as early adopters of the Marketplace. We expect these organizations to bring their industry ecosystems to benefit by having a platform that could integrate solutions, talent, and funding under the same umbrella thus accelerating their digital transformation and innovation initiatives.

Additionally, we plan to establish strategic partnerships with Talent Pools from around the world with a focus on emerging economies to bring highly skilled professionals into the Nebulai Marketplace and democratize access for all.

PROBLEM

The world of business is constantly evolving and expanding, yet we continue to face the same challenges when looking to innovate. Contractual complexities, high fees, biases, fraud, and abuse are getting in the way of fair and efficient transactions which are slowing the pace of innovation for a lot of organizations.

According to a study from Gartner (New B2B Buying Journey & its Implication for Sales), the business-to-business (B2B) buying journey today isn't easy. Organizations looking to digitize their business are having a hard time finding the right technology provider for their business challenges and losing a lot of time trying in cumbersome procurement processes to pick a company that aligns with their goals and can deliver projects to meet their expectations. There is still no single marketplace in the world where organizations can find the solutions and talent needed to digitize their business, create a new intellectual property (IP), or develop new solutions.

Moreover, solution providers still have challenges finding the best talent to develop new IP and get funding to accelerate their projects. Meanwhile, talent keeps having a hard time finding jobs and, if hired, talent is repeatedly taken advantage of by intermediators or so-called talent platforms and brokers through high transaction fees, arbitrary rules, and reduced benefits.

- **Complex Solution Contracting**

  Organizations' contracting process can be complex, expensive, slow, and prone to errors, fraud, and abuse that are costly to companies and talent.

- **Siloed & Expensive Ecosystems**

  There are too many siloed ecosystems that offer vendor-specific technology solutions and not specific enough talent, some of them charge high transaction fees (up to 30%).

- **Inaccessibility of Capital**

  Companies, solutions providers, and talent looking to launch a project may need capital which is difficult and cumbersome to get. Investors need a platform that can bring new prospects and monetization opportunities with more predictable results.

- **Centralized Ecosystems**

  There are several marketplaces out there but due to their centralized nature, they only provide solutions that run on their platforms and impose arbitrary rules.

SOLUTION

Nebulai proposes a **new** and **improved** way of **innovating**. Through a decentralized marketplace, organizations can search and find the right solutions and talent needed to digitize their business without having to incur the risk of transacting with unknown parties, unverified providers, and talent. All this while having access to a vast pool of resources that can **fuel innovation** and **time to market**.



Solution Providers
Talent & Talent Pools
Nebulai
DSTM
Companies
Investors

We have a unique, multi-faceted vision for our **Decentralized Solutions & Talent Marketplace**. We aspire that the Nebulai Marketplace becomes one of the first catalyst platforms in the world able to become a collective intelligence ecosystem of technology-agnostic solutions, composite architectures, and intellectual property monetization, allowing for a multitude of people and companies to do business in a single ecosystem.

Our Marketplace aims to allow for:

- **Simplified Procurement & Contracting**

  Simplified contracting through Smart Contracts automates the verification of complex deliverables, automates contracting, and allows for faster payments.

- **Integrated and Cost-efficient Ecosystem**

  Our Marketplace combines procurement & contracting of solutions and talent into a single ecosystem which allows for the development of combinatorial solutions, new IP monetization opportunities, and reduced transaction costs.

- **Modern Ways of Accessing Capital (DeFi)**

  Our Marketplace allows organizations to leverage new technologies and access to new funding funnels while providing investors with new investment opportunities.

- **Decentralized Ecosystem**

  We plan to develop a Decentralized Marketplace that features emerging & vendor-agnostic technology solutions. Nebulai aims to democratize access and remove intermediation while promoting that all stakeholders can have access to governing the marketplace.

Why a Decentralized Marketplace?


Centralized Marketplace
VS
Decentralized Marketplace
Buyers
Sellers
Single Entity manages requirements to transact. Tends to lead to unfair transactions
Buyers
Sellers
All involved parties manage requirements to transact. More transparency and fair transactions

Blockchain technologies are enabling a new and improved way of transacting and conducting business.

For us, having a Decentralized Marketplace means there is an opportunity to allow users to influence the platform rules, making it fair to everyone who participates in it, removing arbitrary rules, and decentralizing disputes, reputation, and identities. In addition, a decentralized platform allows for a more resilient infrastructure protecting against a single point of failure and permitting platform users and providers to upgrade and propose future features.

MARKET

Market Size & Potential Market Opportunity

We have identified a significant opportunity by creating a B2B Marketplace to allow organizations of all sizes to transact and do business seamlessly.


$17T
B2B Marketplaces *McKinsey
$4T
2023 Technology Spending*IDC
$1T
2023 New Emerging Technology Spending *IDC
$30B
Nebulai with 0.03% of Market Share

What makes you different from your competition?


Solutions Marketplace
Cloud Marketplace
RFP Marketplace
StreamOne Cloud Marketplace
RFP Marketplace
Centralized Marketplace
Nebulai
Decentralized Solutions & Talent Marketplace (DSTM)
Upwork Talent Marketplace
Blockchain Talent Marketplace
HYVE Decentralized Autonomous Task Marketplace
Fiverr Talent Marketplace
Talent Marketplace

We are seeking to be one of the only Solutions and Talent Marketplaces in the world. Our primary purpose is to help organizations to create new intellectual property and drive innovation. Unlike, other platforms, we don't consider talent to be our product but the asset needed to drive innovation and create an intellectual property that can be monetized on our platform. Nebulai is seeking to create a fair and trusted ecosystem where all stakeholders benefit from the economic dynamics created by our Marketplace.

SUCCESS TO DATE

- Tested and validated idea with industry experts
- Held our 1st event with 400+ registered people
- Decentralized Solutions and Talent Marketplace (DSTM) patent filing
- 4 partners contracts secured, working on a pipeline of 55+ signed up waitlist partners and talent pools to be onboarded on the platform
- Working on securing early adopters and intend for one organization to license the DSTM platform for their innovation efforts

PRESS

- Miami Dade College News: MDC'S BIT Center, in Partnership with Nebulai and Dragonchain, Explores Blockchain Technology in Two-Day Workshop June 1-2
- ThreeFold: Cloud Native Technology Solutions Personalized For You

FAQ

What does your company do?

Where do you envision your company being in 5 years?

Why did you choose this idea?

How do you plan to make money?

Why a decentralized marketplace?

Why do we need another talent sourcing company?

Why is your team uniquely qualified to solve this problem?

How does Nebulai tie into the Metaverse?

TEAM



Luis Rios

CEO

Luis is a Telco and IT professional with 30+ years of experience. Graduated as Telecommunication Engineer, Luis possesses experience in several multinational companies like AT&T, Nokia, Microsoft and Telefonica. Luis was involved in several business initiatives in areas such as IT management, broadband access, mobile devices, cybersecurity, renewable energies and digital transformation in general. He is also an active contributor in talent development as a professor in a business school (ESIC).



Stefano Gulbalis

Chief Innovation Officer

36+ years of experience in Technology, Consulting, and Channel Development (Miami Dade College, Motorola, Digital Equipment DEC (HP), Bell Labs Lucent, Avaya, Verizon, Capgemini). Emerging Technologies expert. MIT Management programs in AI, Digital Transformation and Design Thinking.



Renatto Garro

COO & CTO

15+ years of experience in Technology, Consulting, Business Development, & Product Management (Microsoft, NetApp, among others). Cloud Computing Expert & Blockchain enthusiast since 2011. Led Business Development projects with $144M in quota. Masters in Management Information Systems, Harvard Executive Program Innovation.



Raul Documet

Blockchain Security & Governance Officer

Cybersecurity expert and Technology Auditor for E&Y. Army Veteran as Special Forces Engineer. Blockchain enthusiast & investor. Track record delivering successful complex technology projects.



Efrain Rodgriguez

CFO

Efrain is a seasoned financial services professional with expertise across investments, finance and risk. He has 20+ years of experience working globally for major financial institutions including Citibank (New York), Merrill Lynch (London) & AIG (Sao Paulo), and holds an MBA from the University of Chicago.

ADVISORS



Giovanni Insignares
Marketing Strategy Advisor

Giovanni Insignares heads digital marketing at the Related Group, one of the country's largest real estate conglomerates. He is also the founder of Insignia Media, a boutique digital marketing agency specializing in helping businesses leverage the reach and precision of social media advertising to grow their business. He is a BizHack Certified Lead Instructor, and his passion for teaching has accelerated the growth of hundreds of businesses. Giovanni has a Masters in Management Information Systems from Florida International University and graduated from Nova Southeastern University.



Raja Naeem
Blockchain Visionary & Advisor

Associate Professor of Computer Science at University of Aberdeen and CEO of Seclea Ltd. Enterprise Fellow of Royal Society of Edinburgh, Scotland. Focused on building technologies that empower individuals and make a society fairer, transparent and accountable.



Jordan Rosenberg
Business Development North America Advisor

20+ years of Sales Leadership, primarily in Technology. Experienced in developing and implementing successful sales strategies for start-ups and SMBs. Contracted deals of 7-figures to companies including: General Electric, Siemens, Pepsi-Cola, Accenture, McKinsey & Co. among others.



Michael Branco
Business Strategy Advisor

25+ years of experience working in the Technology Field including Business Strategy, Consulting, Software Development, and successfully launching startups. Track record bootstrapping start-ups with the ability to take organizations and ideas from scratch and bring them to reality. Works closely with venture partners to capitalize on new organizations and deliver value to the key stakeholders.

EARLY BIRD DISCOUNT

Investors who participate in the offering on or before March 14th, 2022, will receive an early bird discount and be able to invest at a purchase price of $0.73 per share, which equates to a $4.32 million pre money valuation; and investors who participate in the offering after March 14th, 2022 will invest at a purchase price of $0.92 per share, which equates to a $5.428 million pre money valuation.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Salaries	$39,116	3.7%
Office & Software Expenses	$261,555	24.4%
DSTM Platform	$609,900	57.0%
Marketing	$23,777	2.2%
Legal	$83,222	7.8%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class B Common Stock , under registration exemption 4(a)(6), in Nebulai Corp. This offering must raise at least $10,000 by April 28, 2023 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Nebulai may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,063,043 shares
× $0.92 per share

$6,498,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 22, 2022
- Form C/A on March 15, 2022
- Form C/A on April 8, 2022
- Form C/A on May 3, 2022
- Form C/A on June 3, 2022
- Form C/A on June 15, 2022
- Form C/A on July 13, 2022
- Form C/A on November 22, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Mar 19, 2023	We're thrilled to announce that Nebulai has...
Mar 10, 2023	We're thrilled to announce that we've been...
Feb 25, 2023	Exciting news! We're thrilled to announce that...
Dec 23, 2022	Dear Nebulai Friend, This year is almost gone,...
Nov 22, 2022	Filed Form C/A
Oct 6, 2022	Howdy Investors! We are almost at $100K!!! We...
Oct 4, 2022	Hi Investors! Happy Monday! We hope your...
Sep 16, 2022	Howdy Investors! Wow, we are on a roll! We have...
Aug 24, 2022	Hi Investors! Happy Wednesday! We are happy to...
Aug 5, 2022	Happy Friday Investors! We are happy to report...
Jul 13, 2022	Dear Investors! We are happy to announce that...
Jul 13, 2022	Filed Form C/A
Jul 11, 2022	Dear Investors :) Hope you are well! We wanted...
Jul 8, 2022	Note that Nebulai's crowdfunding ends in under...
Jun 15, 2022	Filed Form C/A
Jun 3, 2022	Filed Form C/A
May 24, 2022	Dear investors! We hope you are well, we hope...
May 13, 2022	Dear investors, First, we wanted to take this...

May 3, 2022 • Filed Form C/A

Apr 22, 2022 • Nebulai is excited to share the recent...

Apr 15, 2022 • Please join us on Tuesday April 19 at 7pm...

Apr 8, 2022 • Filed Form C/A

Mar 25, 2022 • Nebulai presented at Netcapital's recent Demo...

Mar 20, 2022 • Don't forget to join us on Demo Day this...

Mar 18, 2022 • For those who were unable to attend our latest...

Mar 16, 2022 • Nebulai is excited to participate in...

Mar 15, 2022 • Nebulai is thrilled to announce that we have...

Mar 15, 2022 • Filed Form C/A

Mar 12, 2022 • Thank you to all our investors that have...

Feb 22, 2022 • Primary offering of 1,163,043 shares at $0.92

Feb 22, 2022 • Filed Form C

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